ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made as of the 23rd day of March, 2005 ("Effective Date"), by and between, Smith River Community Bank, National Association, a national banking association (the "Bank") and MainStreet BankShares, Inc., a Virginia bank holding company ("Provider").

BACKGROUND

Bank desires Provider to provide certain administrative services to Bank pursuant to the terms and conditions of this Agreement and Provider is willing to do so.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1 - SERVICES

1.1 Services.

During the Term (as herein defined), subject to the terms and conditions of this Agreement and timely payment of all sums due from Bank to Provider, Provider shall perform and make available various services for Bank, as set forth in Schedule 1 attached hereto and incorporated by reference ("Services"). Provider shall respond to service requests from Bank Monday through Friday from 8:30 a.m. to 5:00 p.m., excluding all bank holidays.

1.2 Inherent Services.

(a) The parties acknowledge and agree that there are functions, responsibilities, activities and tasks not specifically described in this Agreement which are required for the proper performance and provision of the Services and are a necessary, customary or inherent part of, or a necessary sub-part included within, the Services. Subject to the terms of Section 1.2(c) below, such functions, responsibilities, activities and tasks shall be deemed to be implied and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

(b) The parties acknowledge and agree that there are functions, responsibilities, activities and tasks not specifically described in this Agreement which are a customary or inherent part of, or a necessary sub-part included within, the responsibilities retained by Bank and which shall not be transferred to Provider. Subject to the terms of Section 1.2(c) below, such functions, responsibilities, activities and tasks shall be deemed to be retained by Bank to the same extent and in the same manner as if specifically described in this Agreement as being retained by Bank.

(c) The parties recognize that it may not be possible in all cases to determine clearly whether a given function, responsibility, activity or task should be performed by Provider as an inherent part of the Services or instead should be retained by Bank as a responsibility that has not been transferred to Provider. In accordance with subsections (a) and (b) above, the parties expressly acknowledge and agree that for the first six (6) months after the Effective Date they will work together in good faith in such cases to appropriately assign responsibility for the performance of such function, responsibility, activity or task.

1.3 Provider Responsibility for Services.

Except as expressly limited by this Agreement and the Schedules, Provider shall be responsible for and have the sole right to supervise, manage, contract, direct, procure, perform and cause to be performed, all work to be performed hereunder by Provider and Provider's employees, representatives and agents.

    Performance of Services.

    (a) All Services will be provided as reasonably required by Bank and subject to Bank's overall reasonable direction.

    (b) The Services shall be supplied to Bank with the standard of care historically exercised by Provider in providing the Services to Bank when Bank was a wholly-owned subsidiary of Provider.

    (c) Bank shall cause its employees, representatives and agents to cooperate fully with Provider in Provider's provision of the Services, including but not limited to timely providing Provider with all data required by Provider to perform the Services in the form and on such time schedules as may be agreed by the parties, and to obtain any and all third party consents necessary to enable Provider to provide the Services.

    (d) Bank shall cause Provider to be given access to all third parties' systems, with authority to obtain information therefrom and make filings and provide data thereto, as may be necessary and convenient to provide the Services, including but not limited to systems of the following third parties or their successors: Community Bankers Bank, the Federal Reserve System, the FDIC, FINCEN, FHLB, Lyndon Life, Protective Life, South East Underwriters, VISA, Star, FiServ, ITI, TransUnion and Harland.

    Contact Persons.

    Each of the parties shall maintain an individual who shall serve as the primary representative for that party under this Agreement and will have overall responsibility for managing and coordinating the performance of that party's obligations under this Agreement, in order to expedite the provision of information and approvals and in general to facilitate smooth performance of that party's responsibilities.

    Access to Bank Resources.

Bank shall provide to Provider access to Bank's banking facilities and IT and communications systems.

ARTICLE 2 -- ADMINISTRATION OF SERVICES

    Compensation.

In consideration for providing Services, Bank agrees to pay to Provider the annual base compensation of $505,000, adjusted from time to time as provided in Section 2.2 ("Base Compensation"). Such Base Compensation (as adjusted) shall remain in effect during the term of this Agreement so long as Bank keeps in place the same computer, electronic and other systems as in place on the date hereof, unless Provider otherwise agrees. The Base Compensation in effect for each year shall be paid in monthly installments as nearly equal in amount as possible by the 20th of each calendar month by check or credited to Provider's account at Bank. A late fee of 1-1/2% of any amount not paid within 10 days after first becoming due ("Past Due") shall be imposed and interest will be charged daily on all amounts which are Past Due at the rate of 1-1/2% plus the Prime Rate as established by Franklin Community Bank, N.A. from time to time which shall vary as and when such Prime Rate varies.

2.2 Additional Charges.

Additional services may be provided by Provider from time to time that were not included in the calculation of the pre-determined Base Compensation. Payments for these services will be determined by Provider based upon the hourly billing rate of Provider and charged to Bank on a monthly basis. The Base Compensation provided in Section 2.1 shall be adjusted effective on each January 1 during the term of this Agreement (which as adjusted shall then be deemed the Base Compensation hereunder): (a) by adding thereto $6,000 for each additional $10 million in assets held by Bank as of such date over the amount of assets held by the Bank on the immediately preceding January 1; and (b) by increasing the base amount in effect during the immediately preceding calendar year by 3-1/2% as a cost of living adjustment.

2.3 Expenses.

All reasonable out-of-pocket expenses and disbursements, including travel and meals charges and similar expense items, incurred by Provider in the performance of Services shall be reimbursed and paid directly by Bank. In addition, Bank shall reimburse Provider for any and all costs incurred by Provider as a result of Bank's deconversion.

ARTICLE 3 - TERM

3.1 Agreement Term.

The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years unless earlier terminated pursuant Section 3.2 hereof (the "Term"); provided however that unless either party hereto provides the other party with written notice at least 180 days prior to the end of the initial three year Term hereof, the Term shall automatically be extended for an additional year beyond the date when it would have otherwise expired.

3.2 Termination.

(a) Provider shall have the right to terminate this Agreement for cause if Bank fails to pay any amounts payable under this Agreement when due and does not cure such default within twenty one (21) days after receipt of notice of default from Provider.

(b) Either party shall have the right to terminate this Agreement for cause if the other party fails to perform any of its material obligations under this Agreement and does not cure such default within thirty (30) days after receipt of notice of default from the non-breaching party; provided, however, that in the event a default under this Section 3.2(b) cannot reasonably be cured within such thirty (30) day period, the time to cure the default shall extend for up to ninety (90) days from the date on which the notice of default was received by the breaching party but only if such breaching party has provided to the non-breaching party a reasonable plan to cure such default, and the breaching party promptly commences to implement such plan.

3.3 Survival.

Sections 5.3, 7.1 and 7.5, and Articles 2 and 6 shall survive expiration or termination of this Agreement. Expiration or termination of this Agreement shall not release either party from any obligation that has accrued prior to such expiration or termination

ARTICLE 4 -- COMPLIANCE WITH LAWS

    Bank's Compliance with Laws.

    Bank shall obtain and maintain all governmental and regulatory approvals, licenses, consents, permits, and authorizations applicable to Bank in the conduct of its business.

    Provider's Compliance with Laws.

Provider shall obtain and maintain all governmental and regulatory approvals, licenses, consents, permits, and authorizations applicable to Provider in the provision of the Services to Bank. Provider shall comply with all laws, statutes, ordinances, rules, regulations and other requirements of all governmental authorities in performance of the Services. Provider shall perform the Services subject to obtaining any necessary third party approvals in connection therewith, including but not limited to any governmental and regulatory agreements and consents. Bank shall cooperate with Provider in obtaining such third party approvals. Provider shall not be responsible for performing Services where such third party approvals are required but have not been obtained.

ARTICLE 5 -- RECORDS; CONFIDENTIALITY

    Records Retention.

Bank and Provider shall maintain records relating to the Services in accordance with their generally accepted accounting and business practices. Within a reasonable time after expiration of the Term hereof (unless terminated by Provider as provided in either Sections 3.2(a) or 3.2(b) hereof) Provider shall provide Bank with copies of such records relating to the Services as shall be reasonably required by Bank to carry on such Services past the expiration of the Term.

5.2 Examination of Records.

Each party shall allow the other party to examine and make copies of all books, records, documents, information, and data, relating to the Services as reasonably required for the provision of the Services or as may be required by law. Each party shall safeguard and maintain such books, records, documents, information and data with the same degree of care with which it safeguards and maintains its own books, records, documents, information and data.

5.3 Confidentiality.

Each party agrees to maintain the confidentiality of all financial, business, client, trade or other proprietary information ("Confidential Information") provided to it by the other party. Each party agrees that no Confidential Information obtained from the other party will be disclosed to any other person without the prior written consent of that other party; provided, however, that any such Confidential Information may be disclosed, upon reasonable prior notice to the other party, (i) pursuant to a final and enforceable judicial or administrative subpoena or other compulsory legal process, or (ii) to any federal or state bank or securities regulatory authority with jurisdiction over the party in question to the extent required by law.

ARTICLE 6 -- WARRANTY DISCLAIMER; LIMITATION OF LIABILITY

6.1 WARRANTY DISCLAIMERS.

EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 1.4(b), THE SERVICES AND THE WORK PRODUCT ARISING AS A RESULT OF THE SERVICES ARE PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, QUIET ENJOYMENT AND NON-INFRINGEMENT.

6.2 DIRECT DAMAGES.

THE ENTIRE LIABILITY OF PROVIDER TO CLIENT ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE SERVICES, HOWEVER CAUSED, REGARDLESS OF THE FORM OF ACTION AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED, IN THE AGGREGATE FOR ALL CLAIMS AND ACTIONS AGAINST PROVIDER, AN AMOUNT EQUAL TO THE AMOUNT OF COMPENSATION RECEIVED BY PROVIDER UNDER THIS AGREEMENT IN THE LAST TWELVE MONTH PERIOD DURING THE TERM HEREOF WHICH PRECEEDED SUCH CLAIM(S).

6.3 CONSEQUENTIAL DAMAGES.

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY, REGARDLESS OF THE FORM OF ACTION AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, FOR ANY LOSS OF INTEREST, PROFIT OR REVENUE BY THE OTHER PARTY OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

    LIMITATION ON TIME PERIOD IN WHICH TO BRING AN ACTION.

IN NO EVENT MAY ANY ACTION BE BROUGHT AGAINST EITHER PARTY ARISING OUT OF THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER THE CLAIM OR CAUSE OF ACTION ARISES, DETERMINED WITHOUT REGARD TO WHEN THE AGGRIEVED PARTY SHALL HAVE LEARNED OF THE DEFECT, INJURY OR LOSS.

ARTICLE 7 - MISCELLANEOUS

7.1 Governing Law.

Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of the Commonwealth of Virginia and the United States. This Agreement shall be deemed to have been made in, and shall be construed under, the internal laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof. Any mediation in connection with this Agreement shall be conducted in Martinsville, Virginia. In addition, the parties acknowledge and agree that the state courts located in Martinsville, Virginia and the federal courts located in the City of Roanoke, Virginia, shall have exclusive jurisdiction in any action or proceedings with respect to this Agreement. In addition, each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceedings, and hereby further irrevocably and unconditionally waives and agrees to the fullest extent permitted by law not to plead or claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

    Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof.

7.3 Entire Agreement.

The parties hereto acknowledge that this Agreement, together with the Schedules attached hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto. There are no third party beneficiaries to this Agreement.

7.4 Modification; Waiver.

This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving party.

    Notices.

    Any notice to be given under this Agreement by either party may be effected by either a personal delivery in writing, by facsimile, by overnight courier, or registered or certified, postage prepaid mail, with return receipt requested to the other party at the address set below. However, each party may change the information provided below by giving written notice of same to the other party hereto. Notices delivered personally and by facsimile shall be deemed to be received as of actual receipt, notices delivered by overnight courier shall be deemed received one (1) day after delivery to such courier, and mailed notices shall be deemed to be received three (3) days after posting to the required address.

    If to Provider: MainStreet BankShares, Inc.

    730 East Church Street

    Suite 30

    Martinsville, Virginia 24112

    Attn: Chief Financial Officer

    With a copy to: Douglas W. Densmore, Esq.

    LeClair Ryan Flippin Densmore

    1800 Wachovia Tower, Drawer 1200

    Roanoke, Virginia 24006

    If to Bank: Ronald. D. Haley

    Smith River Community Bank, N.A.

    730 East Church Street, Suite 31

    Martinsville, VA 24112

    With a copy to: Hunter H. Bost

    Argentum Capital Management, LLC

    123 West Main Street

    Suite 612

    Durham, NC 27701

    Independent Contractor.

The relationship of the parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between the parties. Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

WITNESS the following signatures as of the day first above written.

SMITH RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

By: /s/ Ronald D. Haley

Its: President

MAINSTREET BANKSHARES, INC.

By: /s/ C. R. McCullar

Its: President and CEO

Schedule 1

Finance
  Provide assistance to Bank personnel on accounting issues and proper recording of items and monitor the balance sheet and general ledger along with the federal funds position.
  Monitor the FMS module; add new general ledger accounts as requested; make report command language changes as needed for all reports for new accounts and monitor the FCR module to maintain for call reporting.
  Prepare monthly GAP analysis, aid Bank in preparation of quarterly analysis; assist in monitoring of deposit rates to assist Bank's asset/liability management.
  Perform risked based capital calculations quarterly and more often as reasonably required. Perform Tier I Capital computations monthly. Perform legal lending calculations quarterly.
  Compile Bank's budget based on Bank projections and Bank provided information. Calculate ratios, averages, and key into FMS module for comparisons to actual and average.
  Assist Bank in the pledging of securities as needed for public funds, etc. Assist Bank in monthly and quarterly public funds reporting.
  Assist Bank in the preparation of the quarterly excel analysis of the ALLR along with the narrative analysis.
  Prepare annual franchise tax return and Annual State Corporation Commission Registration. Prepare monthly consumer tax reports.
  Assist the Bank in providing information to the outsourced internal audit group.
  Assist Bank management in the review of the internal audit reports for each audit area reviewed.
  Assist Bank management in the preparation of the internal audit report responses.

Month-End Processing
  Prepare monthly preclose and post close entries to include accruals, prepaids, investment entries, allowance for loan losses, etc. based on direction from Bank management. Quarter end processing includes preparing entries for call report processing such as clearing all in process and non post accounts. Review accounts for discrepancies.
  Preparation of month end financial package for Board of Directors as determined by Bank including a month-to-date and year-to-date income statement as compared to budget, a month-to-date income statement as compared to prior month end, a month-to-date yield analysis on interest-earning assets and interest-bearing liabilities, a month-to-date and year-to-date average balance sheet, capital reconciliation, securities purchased and sold schedules, GAP report, and liquidity ratios.

Reconciliations

Perform the following reconciliations on a monthly basis:

  Fixed asset module report to general ledger (cost and accumulated depreciation)
  Bond portfolio accounting reports to general ledger (cost basis, market value, and interest receivable)
  Fidelity bank statement to general ledger
  Federal Home Loan Bank statement reconciliation to general ledger
  Accrued liabilities, analysis of general ledger, prepaids and analysis of other assets

Quarter End Regulatory Reports

Prepare for Bank the following reports quarterly:

  Call Report -- reported to FFIEC through Call Report Analyzer. Prepare the call report using Bank schedules and reports and key into the Call Report Analyzer software, have report reviewed and approved by Bank management and transmit to the FFIEC. Provide assistance to Bank with regulator calls concerning edits and inconsistencies as needed

Qualified Collateral Reports (to Federal Home Loan Bank of Atlanta)

Provide QCR reports to the Federal Home Loan Bank of Atlanta on a quarterly basis. Prepare the QCR reports using Bank provided information and relying on Bank personnel for exclusions.

Other Responsibilities

  Calculate and call into OCC the semi-annual assessment, which is amortized on the prepaid schedule monthly
  Post principal and interest payments on securities portfolio as received from Community Bankers Bank
  Prepare the annual FDIC Summary of Deposits and transmission through FDIC Connect

Payroll/Human Resources

  Perform payroll twice monthly. Review all time cards for management and keep records of sick days, personal time, vacation, etc. (Bank has responsibility to collect and forward all time sheets); key and process payroll for the Bank based on Bank provided information including overtime, additional regular pay and commissions. Key payroll into the FMS system.
  Set up new salary information, payroll deductions, and demographics for each employee and change as required. Maintain records on specified deductions.
  Assist Bank with tax correspondence from the IRS, Department of Taxation, etc. concerning payroll to include contacting CBIZ Century Payroll for assistance.
  Assist Bank in maintaining employee files, send performance reviews, collect resumes, post job positions internally as directed by Bank. Prepare files for new employees.
  Assist Bank in administering employee benefits while continuing with the VBA.

Accounts Payable

  Process accounts payable, match packing slips with invoices, assign appropriate general ledger account numbers, key invoices, send to branch for approval and mailing. Review invoices for appropriate consumer tax.
  Order labor law posters and Fiserv transaction tickets.

Deposit Operations, Item Processing and Other Back Office Functions
  Prepare quarterly FR2900 reports as required by the Federal Reserve Bank.
  Perform daily maintenance and monitoring procedures on Director and Depcon. Prepare, fold, stuff and mail notices, miscellaneous statements, DDA & Savings Statements. Manage backup tape rotation and burn CD's for backup of Director records.
  Review and verify new DDA, Savings, and CD account information setup.
  Store checks and deposits, etc. for a period not to exceed 90 days and then shred.
  Perform daily EIM work -- involves correcting account numbers, tran codes and other problems with deposit transactions and loan non-posted transactions, and processing NSF checks being paid or returned and mailing appropriate notices
  Process incoming returns
  Monitor controlled accounts -- review transactions, change status as appropriate with Bank officer approval, notify branches of accounts transferring to inactive or dormant
  Send IRA required minimum distribution (RMD) notices each January and mail Form 5498 contribution reports in May. Monitor IRA accounts as appropriate for distributions.
  Process Corporate Christmas Clubs payouts, issue checks, print 1099 reports and submit to IRS. Verify setup of new Christmas Clubs
  Review and mail annual tax forms (1098, 1099-INT, 1099-DIV, 1099-MISC, 5498)
  Call in backup withholding payments monthly and verify IRS debits. File annual 945 form.
  Total daily COD checks and make entries, get appropriate signatures and mail.
  Provide support to branch personnel on application processing systems (currently the ITI Premier II product).
  Total daily TT&L payments, verify balances, prepare transmittal document, transmit & scan. Make appropriate entries.
  Review GL Tickets for proper approvals, verify SDB accounts are updated
  Balance and reconcile cash, cash items, backup withholding, accounts payable in process, loan disbursement clearing, insurance reserve, official checks, all deposit & loan applications, and Community Bankers Bank account. Monitor CBB account and federal funds position.
  Process report for Legal Services Corporation of Virginia for IOLTAs and make entries.
  Balance ATM and Visa Check Card (VCC) activity daily, process corrections & verify production.
  Verify VCC file maintenance and card requests
  Process incoming wire transfers, perform SDN search, log transfers, make entries to credit beneficiaries, mail receipts, and scan reports. Verify information on outgoing wire transfer requests and log outgoing wires. Utilize CBLink to send wires.
  Key, verify and send ACH returns and Notifications of Change (NOC) as needed. Maintain files.
  Monitor Reg. D Suspect Activity reports .
  Process unauthorized ACH entries, inclearings from FRB, prepare FRB adjustments.
  Encode and balance all work from tellers, verify runs and transfer to Fiserv for processing. Prepare cash letters. All checks will be filmed for archive; no bulk filing.
  Process outgoing mail and interoffice mail.

IT and Operations

As long as Bank is connected to Provider's systems:

  Select all new systems -- servers, routers, PCs, peripherals, operating software, MS Office products, application software. Install new servers, PCs, printers, routers and load new software as needed. Bank must have equipment standard with Next Generation Premier and ITI. Bank must continue to have proxy on each work station which allows support from Provider. Bank must keep the same systems in place in order for Provider to do processing to include but not limited to Deposit Pro, Laser Pro, ITI, Premier II to be upgraded to Next Generation Premier, PII Teller, FMS, APS, FCR, IES, FAS, RRM, Delinquent Child Support, Premier Ecom, Data Processing System (DPS), EIM, EOY, and Bisys Forms for IRA. Bank must continue with CBB for correspondent relationship or new approved by Provider.
  Download and distribute Microsoft Windows upgrades and patches as needed and install l application software upgrades, including all ITI products, Harland ProSuite products, and others.
  Monitor system logs for problems, such as security issues, failures, unauthorized activities, etc.
  Run software applications to search for Spyware, adware, and other unwanted products on at least a quarterly basis.
  Keep Symantec AntiVirus software and signature files current and operational.
  Set up network access for new users and monitor for problems.
  Set up ITI security for new users and assist with problems. Set up email access.
  Request security for Harland check ordering, TransUnion Credit and Score, Star Station and AWS for debit card ordering, LaserPro/DepositPro
  Monitor VisNetics MailServer AntiVirus logs for identifiable problems
  Assist Bank with problems with PCs, printers, teller printers, scanners. Outsource as needed and approved by Bank.
  Monitor SonicWALL for attempts to breach the firewall and for any other abusive practices
  Maintain current licenses on all operating and application software.
  Provide network administration services.
  Handle requests for account processing specification changes.
  Maintain code lists for various application codes.
  Provide requested assistance to ISP and webmaster to maintain web sites.
  Process special requests of Fiserv for SMART reports for management, auditors, and bank examiners and FTP files for Overdraft Protections and files for auditors/examiners.
  Perform Quarterly cleanup of all computer hard drives -- scan disk, check add/remove program list
  Monitor and assist as needed and requested in the nightly backup of all critical data
  Arrange and manage courier service to deliver mail once daily to bank offices, bring teller work from bank offices to proof, and deliver outgoing cash letters to Fed drop box

Loan Operations:

Monthly

  Prepare SBA fee calculation and report; VSI calculation and report; credit insurance calculation and report; flood certificate invoice review, verification, and send for approval.
  Flood certificate invoice review, verification and send for approval for payment
  Pull paid notes and files while MainStreet personnel are housed at the Stanleytown branch.

Periodic

  Set up, revise, delete and maintain products in LaserPro and Deposit Pro and various functions in General System Setup including updating loan and deposit rates in LaserPro and DepositPro only upon notification and direction from management.
  Provide requested assistance to Bank in maintaining the credit insurance product.

Daily

  Print and review loan reports from Director and contact appropriate staff for corrections, etc. Review of notes, payments, changes to loans, file maintenance, etc. Review boarding data and note and compare to Premier II setup.
  Provide requested assistance to lenders and loan assistant related to uploading and documentation. Make certain corrections as instructed by Bank.
  Log in notes on new notes report and setup and update hazard insurance ticklers. Prepare notes for scanning and log.